EXHIBIT 10.1


                APPLIANCE EARLY RETIREMENT & RECYCLING AGREEMENT
             FOR REFRIGERATORS, FREEZERS, AND ROOM AIR CONDITIONERS


                                     BETWEEN


                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

                                       AND


                   THE CALIFORNIA PUBLIC UTILITIES COMMISSION

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                APPLIANCE EARLY RETIREMENT & RECYCLING AGREEMENT
             FOR REFRIGERATORS, FREEZERS, AND ROOM AIR CONDITIONERS

                                TABLE OF CONTENTS


1.     DEFINITIONS.............................................................2

2.     GENERAL TERMS...........................................................5

3.     CONTRACT DOCUMENTS......................................................5

4.     SCOPE OF WORK...........................................................5

5.     CUSTOMER AND APPLIANCE ELGIBILITY......................................10

6.     OWNERSHIP AND CONFIDENTIALITY..........................................12

7.     COMMERCIAL TERMS.......................................................14

8.     BILLING................................................................16

9.     RIGHT TO AUDIT.........................................................17

10.    CHANGES................................................................17

11.    PERMITS, CODES AND STATUTES............................................17

12.    WARRANTY...............................................................18

13.    TITLE..................................................................18

14.    INSURANCE..............................................................18

15.    INDEMNITY..............................................................20

16.    TERM AND TERMINATION...................................................21

17.    WRITTEN NOTICES........................................................21

18.    SUBCONTRACTS...........................................................22

19.    NON-WAIVER.............................................................22

20.    ASSIGNMENT.............................................................23

21.    FORCE MAJEURE..........................................................23

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              APPLIANCE EARLY RETIREMENT & RECYCLING AGREEMENT
           FOR REFRIGERATORS, FREEZERS, AND ROOM AIR CONDITIONERS


                              TABLE OF CONTENTS

22.    GOVERNING LAW..........................................................23

23.    SECTION HEADINGS.......................................................23

24.    SURVIVAL...............................................................23

25.    NONRELIANCE............................................................24

26.    COOPERATION............................................................24

27.    ENTIRE AGREEMENT.......................................................24

28.    NON DISCRIMINATION CLAUSE..............................................24

29.    CERTIFICATION CLAUSE...................................................24

30.    CHILD SUPPORT COMPLIANCE...............................................24

31.    UNION ORGANIZING.......................................................25

32.    SETTLEMENT OF DISPUTES.................................................25

33.    MEDIA RELATIONS........................................................25

34.    TERMINATION-BANKRUPTCY.................................................26

35.    TERMINATION IN EVENT OF BREACH.........................................26

36.    CONFLICT OF INTEREST...................................................27

37.    COUNTERPARTS...........................................................27

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THIS AGREEMENT ("Agreement") is made and entered into as of the lst day of June,
2001, by and between THE CALIFORNIA PUBLIC UTILITIES COMMISSION, an agency of the State of California ("CPUC") and APPLIANCE RECYCLING CENTERS OF AMERICA, INC., a Minnesota corporation ("Contractor"). The CPUC and Contractor are also each individually referred to herein as "Party" and collectively as "Parties." The Term of this Agreement shall be from June 1, 2001 through May 31, 2002 and shall not exceed $14,624,856 unless changed by an amendment to this Agreement.


                                    RECITALS

         WHEREAS, the Parties wish to enter into an agreement with respect to the early retirement and recycling of older inefficient refrigerators, freezers, and room air conditioners to achieve electric energy savings and peak load demand reductions under the terms set forth below for the period June 2001 through May 2002 (the "Agreement").

         WHEREAS, the CPUC desires to ensure the safe, lawful recovery and recycling or lawful disposal, as necessary, of CFCs/HCFCs/HFCS, PCBS, mercury, and used oil ("Hazardous Materials") contained in refrigerators, freezers, and room air conditioners ("Appliances").

         WHEREAS, in furtherance thereof, the CPUC desires to contract with Contractor for the turnkey implementation of its Statewide Appliance Early Retirement and Recycling Program for Refrigerators, Freezers, and Room Air Conditioners ("Program").

         WHEREAS, Contractor desires to contract with the CPUC for the turnkey implementation of the Program, said implementation to include marketing/advertising, collection and dismantling of Appliances; removal of Hazardous Materials from collected Appliances; handling storage and legal disposal of Hazardous Materials; recycling of metals, CFCs/HCFCs/HFCs, mercury, and oil; proper disposal of PCB articles; providing Incentives to participating eligible jurisdictional electric Customers who relinquish working Appliances; conducting a customer survey; and providing reports and data to assist the CPUC in tracking program expenditures and evaluating the Program.

         WHEREAS, Contractor represents (i) that it has knowledge of the federal Clean Air Act, the Resource Conservation and Recovery Act, and Toxic Substances Control Act as well as the California Health and Safety Act (Article 10.1, commencing with Section 25211 of Chapter 6.5 of Division 20), the California Public Resources Code (Chapter 3.5, commencing with Section 42160 of Part 3 of


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Division 30), and all other applicable federal, state, and local regulations regarding the proper processing and recycling of Appliances and Hazardous Materials contained within the Appliances, (ii) that it has knowledge of the hazards associated with the removal, handling, storage, recycling, and legal disposal of Hazardous Materials, (iii) that it has experience and expertise in such removal, handling, storage, recycling, and legal disposal, (iv) that it uses only qualified personnel, (including subcontractor's and agent's personnel) who have been instructed and certified in the proper safety procedures to be used in such removal, handling, storage, recycling, or legal disposal, and (v) that it has established and will continue to operate and maintain its recycling center in the City of Compton or other areas acceptable to Contractor and the CPUC.

         WHEREAS, the Parties hereto desire to set forth terms and conditions under which the aforesaid turnkey implementation services shall be performed and which shall constitute the Parties' agreement.

         NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein, the payments and agreement to be made and performed by the CPUC as set forth in the pricing schedule attached hereto as EXHIBIT A and incorporated by reference herein, the Parties agree as follows:

1.       DEFINITIONS

         1.1 Agreement: This document, the terms and conditions contained in this Agreement as amended from time to time.

         1.2 Amendment: supplemental terms and conditions for performing the Work as mutually agreed to and signed by Contractor and the Commission's Project Manager.

         1.3      CFCs/HCFCs/HFCs: Chlorofluorocarbons,
                  hydrochlorofluorocarbons, and hydrofluorocarbons used as refrigerant gases in refrigerators, freezers, and room air conditioners.

         1.4 CFC-11: Chlorofluorocarbons used as the blowing agent in the polyurethane foam insulation used in refrigerators and freezers.

         1.5 Change Order: Document issued by the CPUC to Contractor to change a Purchase Order otherwise known as an Amendment.


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         1.6      Contract Period: June 1, 2001 to May 31, 2002, or as extended by mutual agreement of the Parties and approved by the Commission's Executive Director or designee.

         1.7 Disposition Code: Code assigned to each customer order that identifies whether a working Appliance was collected, or disabled with the customer's permission, if the order was cancelled by the customer and other similar details regarding each order.

         1.8 Documentation: Specifications, procedures, instructions, reports, test results, analyses, calculations, manuals, and other data specified in the Purchase Order, Change Order, this Agreement, and any amendment to this Agreement, as required by any legal entity having jurisdiction over the Work.

         1.9 Eligible Appliances: Refrigerators, Freezers, and Room Air Conditioners that meet the Program appliance eligibility criteria as set forth in Section 5.

         1.10 Eligible Customers: Jurisdictional residential electric service customers who meet the customer eligibility criteria in Section 5.

         1.11 Freezer: a free-standing freezer utilized by customer concurrently with primary refrigerator.

         1.12 Hazardous Materials: Any substance or material which has been designated as hazardous or toxic by the U.S. Environmental Protection Agency, the California Department of Toxic Substances Control and/or any other governmental agency now or hereinafter authorized to regulate materials in the environment, including, but not limited to "Materials which require special handling" as defined in California Public Resources Code Section 42167, which is contained in or is derived from the Refrigerators, Freezers, or Room Air Conditioners.

         1.13 Program: The Appliance Early Retirement and Recycling Program for Refrigerators, Freezers, and Room Air Conditioners as defined by this Agreement.

         1.14 Program Participants: Eligible customers who turn in qualifying Refrigerators, Freezers, or Room Air Conditioners.

         1.15     PCBS: Polychlorinated Biphenyls.


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         1.16     Purchase Order: Amendment document issued by the CPUC to
                  Contractor and executed by the Parties, which contains additional terms and conditions for the Work described herein and approved by the Commission's Executive Director or designee.

         1.17 Recycling Center: The site at which Contractor will process Appliances, remove CFCs/HCFCs/HFCs, PCBS, mercury, used oils and other Hazardous Materials, and recycle or legally dispose of Hazardous materials.

         1.18 Basic Recycling Charge: Per-unit price for services performed by Contractor under scope of work, excluding marketing/advertising, CFC-11 recovery services, customer Incentives, and financing services.

         1.19 Primary refrigerator: refrigerator currently in use by customer as the main refrigeration appliance.

         1.20 Secondary refrigerator: Surplus refrigerator utilized by customer concurrently with primary refrigerator.

         1.21 Room air conditioner: a window/wall air conditioner utilized by customer to provide space cooling in a room.

         1.22 Subcontractor: Either an entity contracting directly with Contractor to furnish services or materials as part of or directly related to, the Work; or an entity contracting with Subcontractor of any tier to furnish services or materials as a part of, or directly related to, the Work.

         1.23 Work: Any and all obligations of Contractor to be performed pursuant to this Agreement or a subsequent Purchase Order or Change Order incorporating this Agreement, such as Appliance marketing/advertising, customer services, Appliance collection, Appliance processing, handling, storing, recycling, and legal disposal, of Hazardous Materials and Documentation preparation.

         1.24 Remote Area: a city or town that, because of its population and distance from the Contractor's base of operations, justifies the use of an extended timeframe (up to 25 business days from the initial customer contact) to complete collection when mutually agreed to by the parties.


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2.       GENERAL TERMS

         2.1 Contractor shall perform the Work and its associated obligations described below as an independent contractor.

         2.2 This Agreement shall be supplemented by an Amendment containing additional terms and conditions for performing the work described below.

3.       CONTRACT DOCUMENTS

         3.1 This Agreement shall consist of the following documents: this Agreement, any amendments to this Agreement and Change Orders. In the event of any conflict or apparent conflict between any of the provisions of the documents comprising this Agreement, the following order of construction of the documents shall apply:

                  3.1.1 Amendments to the Agreement in chronological order from the most recent to the earliest;

                  3.1.2 Change Orders incorporating and reflecting any Amendments to the Agreement in chronological order from the most recent to the earliest; and

                  3.1.3    This Agreement.

         3.2 Each Party shall notify the other immediately upon the identification of any such conflict or inconsistency.

4.       SCOPE OF WORK

         4.1 Contractor shall be responsible for developing and placing advertising and marketing to inform all eligible residential customers of the Program. Advertising may include: television ads, radio ads, newspaper ads, bill inserts, brochures, postcards, and point-of-sale materials that are prepared in both Spanish and English. Advertising and marketing materials shall be approved by the CPUC Project Manager prior to their use.


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                  Contractor shall be responsible for customer service
                  activities, including providing inbound 800 telephone numbers for Customers, a webpage which allows Customer access for inquiries and/or qualification and signup 24 hours a day, seven days a week, (see Section 4.9), all communication services, verification of customer and appliance eligibility, scheduling collection appointments, documentation of customer data, and other activities.

                  Contractor shall be responsible, to the complete satisfaction of the CPUC, for the management of customer complaints and the Contractor shall undertake activities to resolve customer complaints in an expedited manner including: ensuring adequate levels of professional customer service staff, direct access of customer complaints to supervisory and/or management personnel and ensuring sufficient levels of delivery personnel expected during times of high volumes. Contractor shall provide on a monthly basis, information on the number, characterization and resolution of customer complaints.

                  Contractor shall also develop advertising and marketing suitable for use in encouraging Program by participating low- and moderate-income customers, as defined as federal poverty guidelines, which may include providing Program information to local organizations providing other energy or economic assistance services to the low- and moderate-income customers, direct mail to targeted zip codes in the Program service areas or other appropriate methods.

                  The CPUC agrees to provide assistance to the Program's marketing/advertising efforts by promoting Appliance Early Retirement & Recycling through press releases, Program-related events, Flex Your Power Campaign activities, and formal linkages to other Appliance energy efficiency/conservation programs under the jurisdiction of the CPUC.

         4.2      Contractor shall

                  (i) collect all Eligible Appliances from Customers' residences within 20 business days from the date of initial customer contact (unless otherwise requested by the Customer). In Remote Areas, or as approved by the CPUC's Project Manager, collection shall be no later than 25 business days from the date of the initial customer contact, unless otherwise requested by Customer. In the event of unanticipated high demand (beyond the projected monthly participation estimates) for Program services, Contractor and the CPUC Project Manager shall, by mutual agreement, establish other appropriate time limitations as necessary. For purposes of this section, the Remote Areas shall be specified by Amendment to the Agreement to include individual cities and towns the


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                  Program services areas. EXHIBIT B shall be used to identify these agreed upon cities and towns (including zip codes) that the Parties agree are appropriate for inclusion in the Remote Area list.

                  (ii) ensure that the Eligible Appliance is an operating unit before removing it from a residence;

                  (iii) disable the unit prior to leaving pick-up location;

                  (iv) transport the Appliance to the Recycling Center.

         4.3 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the dismantling of Eligible Appliances, processing of metal panels and components, recycling of recovered scrap metal, removal, recycling, or lawful disposal of Hazardous Materials.

         4.4 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the removal and management of all Hazardous Materials found in Eligible Appliances, and the removal and recycling or disposal Hazardous Materials from the time Contractor collects Eligible Appliances pursuant to this Agreement.

         4.5 Contractor shall document and maintain records for services under this Agreement, or Amendment incorporating this Agreement, as follows:

                  4.5.1 A Customer Comment Tracking System for recording customer inquiries, complaints, and positive feedback.

                  4.5.2 Appliance Turn-in Order Form to collect data such as customer name, address, home and work phone numbers; utility distribution company name; Appliance manufacturer's name; Appliance model and style; defrost type; color, size (cubic footage for refrigerators and freezers or BTUs for room air conditioners), and estimated age of unit; location of Appliance within the residence; amperage, final disposition code (which indicates operating condition of Appliance and/or Incentive received) identification of units containing CFC-11; special pick-up instructions (if applicable) and signature of customer in the event Appliance is discovered not to be an Eligible Appliance as certified, customer acknowledges liability to the CPUC for program costs associated with the services received.


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                  4.5.3    Compilation of data in subsection 4.5.2 in electronic
                           mode, employing a software program suitable for exchange of information with the CPUC, subject to the approval of CPUC's Project Manager.

         4.6 Contractor shall conduct a customer survey, comparable to EXHIBIT C, which is attached and incorporated by reference herein, using a stratified purposeful sample of 5% to 20% of the Program Participants. The stratification and frequency of the survey may be modified periodically the CPUC, provided that an Amendment to this Agreement or a separate agreement shall be entered into if any such modification necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Recycling Charge. The purpose of the survey shall be to elicit information such as appliance use, customer demographics and customer satisfaction. Survey questions and response selections may be modified periodically as determined by the CPUC provided modified survey is reasonably comparable to EXHIBIT C.

         4.7 Contractor and the CPUC shall establish and implement a financial incentive service as follows:

                  4.7.1 Each Program Participant will be entitled to receive a check in the amount of fifty Dollars ($50.00) for each refrigerator or freezer and twenty-five Dollars ($25.00) for each room air conditioner.

                  4.7.2 Customer Incentive checks shall be processed and mailed via the U.S. Postal System within 20 business days of the date the Eligible Appliance was picked up.

                  4.7.3 Contractor shall provide the CPUC with a weekly listing of Customers qualifying for an Incentive. Customers qualifying for an Incentive are Program Participants who turn in an Eligible Appliance for which the Program will pay a per-unit price as set forth in Section 4.7.1.

                  4.7.4 Upon the CPUC's reimbursement of Contractor for the Incentives described in Section 7.4 of this Agreement, the CPUC shall be under no further obligation with respect to reimbursement of such amounts and such reimbursement shall constitute full payment to Contractor on behalf of the Program Participants entitled to Incentives. Moreover, upon the CPUC's payment to Contractor of such reimbursement, Contractor shall be deemed the holder of such property as far as the interests of the


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                           Program Participants entitled thereto are concerned
                           for any and all purposes, including, but not limited to, complying with the unclaimed property laws of California and any and all other applicable states. The CPUC shall not assume any responsibility for other disposition of the reimbursement payments after such reimbursement is paid to Contractor and shall not be entitled to the reversion of any amounts so paid.

                  4.7.5 On a weekly basis, in arrears, Contractor shall prepare an invoice for the CPUC to substantiate the charges due for Contractor's payment of Customer Incentives. The Invoice shall include an ATO report showing the payment of Incentives during the billing period. All invoices will be paid pursuant to Section 8.5.

         4.8 Contractor shall provide the CPUC with reports for the services performed under this Agreement as follows:

                  4.8.1 A monthly report, provided no later than the 15th day of the month which shall contain the following:

                           (a) the number of Eligible Appliances processed through the Recycling Center during the previous month and the size (in cubic feet for refrigerators and freezers and BTUs for room air conditioners), year of manufacture, style, and defrost type.

                           (b) environmental data such as an estimated breakdown of amount of CFCs/HCFCs/HFCs recovered; number of pounds of PCB articles removed; number of pounds of mercury articles removed; number and size of CFC-11 units recycled; amount of compressor oil recycled; and weight of metals materials sold for recycling; and the weight of non-recyclable materials disposed.

                           (c) the monthly Customer Comment Tracking System information required pursuant to Section 4.5.1.

                  4.8.2 A final report no later than thirty (30) days after the termination of this Agreement of all amounts paid by Contractor in compliance with any unclaimed property laws pursuant to Section 4.7.4 hereof.


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                  4.8.3    Upon reasonable written request from an authorized
                           representative of the CPUC, special and nonrecurring reports during the course of the Program shall he prepared by Contractor. Such report content will be developed by the Parties in anticipation of requests from the Governor, Legislature, internal audits, or compilation of data relevant to the activities of the CPUC. An amendment to this Agreement or a separate agreement shall be entered into only if any such report necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Basic Recycling Charge.

                  4.8.4 The Contractor shall cooperate fully with an independent third-party monitoring and verification (M&V) report of the program. The report will address both impact and process evaluation aspects of the program. As part of the M&V report the CPUC will require a Total Resource Cost (TRC) Test analysis of the program cost effectiveness to be conducted.

                  4.8.5 Contractor shall utilize a computer software program designed to allow the Contractor's Appliance Turn-In Order Form ('ATO') to assign a disposition code for each customer order. In all cases, when Contractor picks up an Eligible Appliance from a Program Participant, Contractor shall obtain the Program Participant's signature on the Contractor's ATO.

                  4.8.6 On a weekly basis, Contractor shall prepare an invoice for the CPUC to substantiate the fees due for Contractor's payment of Customer Incentives. The Invoice shall include an ATO report showing the payment of Incentives during the billing period. All Invoices will be paid pursuant to Section 8.5.

         4.9 Contractor shall design and implement a website which enables potential customers to electronically submit information for pre-qualification and initiate scheduling appointments on a 24 hour, seven day a week basis. The website content shall be approved by the CPUC Project Manager. Any changes to the content must be reviewed and approved prior to implementation. The site shall match the "look and feel" of the CPUC server page, or the Flex Your Power server page, which shall host the link.

5.       CUSTOMER AND APPLIANCE ELIGIBILITY

         5.1 Customer eligibility for the Program shall depend on the following:


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                  5.1.1    Customer is a resident in the service territories
                           identified by the CPUC in Section 5.5 and occupies a single-family residential (Domestic Rate) or multi-unit dwelling or mobile home. Eligible customers exclude Low-Income Energy Efficiency (LIEE) program participants receiving a new refrigerator and who are required to surrender their old refrigerator under the requirements of that program.

                  5.1.3 Customer is the owner of the Eligible Appliance or possesses written consent from the actual owner to turn in the Eligible Appliance.

                  5.1.4 Customer turns in no more than four appliances of any combination per household annually. Contractor will strive for an 80/20 split between refrigerators/freezers and room air conditioners as overall program goals subject to modification by mutual agreement.

         5.2 Commercial electric service customers do not qualify for the Program. Landlords are considered commercial customers. At such time that landlords may be included in the program, an amendment will be issued outlining the terms and conditions of the program expansion.

         5.3 Refrigerator, Freezer and Room Air Conditioner eligibility for the Program shall depend on the following:

                  5.3.1 Appliance must be capable of cooling or freezing, or both, as applicable, at time of collection.

                  5.3.2 Refrigerator or Freezer minimum size is 10 cubic feet and maximum size is 27 cubic feet.

                  5.3.3 Room air conditioners must be capable of blowing cooled air with size limitation determined by both parties.

         5.4 Commercial refrigerators, ammonia-containing gas refrigerators, commercial freezers, central air conditioners, and window/wall evaporative coolers do not qualify for the Program.


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         5.5.     The Parties agree that eligible jurisdictional residential electric service customers of Investor Owned Utility companies residing in the following counties shall be eligible to participate in the Program, or as mutually agreed to by future Amendments to the Agreement:

                  SDG&E Service Territory:  San Diego and South Orange Counties

                  PG&E Service Territory: Fresno, Kings, Madera, San Joaquin and Stanislaus Alameda, Contra Costa, Marin, San Francisco, San Mateo, Santa Clara And Santa Cruz

6.       OWNERSHIP AND CONFIDENTIALITY

         6.1 All information disclosed by the CPUC during meetings or negotiations with regard to the Program, and any information contained in drawings, specifications, technical reports, and data provided by the CPUC to Contractor during performance of this Agreement shall be held in confidence by Contractor and used only for the performance of the Work pursuant to this Agreement.

         6.2 Pursuant to Public Utilities Code 582 and General Order 66-C, Contractor, its employees, and any subcontractors shall not disclose any Program or customer information to any person other than the CPUC's personnel either during the term of this Agreement or after its completion, without Contractor having obtained the prior written consent of the CPUC, except as provided by lawful court order or subpoena and provided Contractor gives the CPUC advance written notice of such order or subpoena. Prior to any approved disclosure, persons receiving said information, including Contractor, its employees, or third parties, must enter into a nondisclosure agreement with the CPUC. Contractor agrees to require its employees and subcontractors to execute a nondisclosure agreement prior to performing any services under this Agreement. This provision, however, does not prohibit Contractor from disclosing non-confidential information concerning the Program in any CPUC proceeding, CPUC-sanctioned meeting or other public forum.

         6.3 All materials provided by the CPUC to Contractor during the performance of this Agreement shall be returned to the CPUC after this Agreement is terminated or at the request of the CPUC. Contractor shall not duplicate any material furnished by the CPUC without prior written approval from the CPUC.


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         6.4      All information, material, and documents prepared or caused to be prepared under this Agreement by Contractor shall become the property of the CPUC. Such information, or derivative information, materials, and documents, shall be used by Contractor only for work performed directly for the CPUC, and shall not be used in Contractor's general course of business, disclosed nor revealed in any way to a third party without the prior express written consent of the CPUC.

         6.5 All information disclosed by Contractor to the CPUC during meetings or negotiations with regard to the Program, and any information contained in drawings, specifications, technical reports, and data provided by contractor to the CPUC during performance of this Agreement, shall be held in confidence by the CPUC, and used only in relation to the Work pursuant to this Agreement.

         6.6 Except as required by the CPUC, the CPUC's employees and any subcontractors of the CPUC shall not disclose any confidential or proprietary information provided by Contractor ("Contractor's Confidential Information") to any person other than Contractor's personnel, either during the term of the Agreement, or after its completion, without having obtained the prior written consent of Contractor. By way of example, Contractor's Confidential Information shall include, without limitation, Contractor's systems for oil degassing, CFC recovery, CFC-11 recovery and Contractor's computer software. Prior to any approved disclosure, persons to receive Contractor's Confidential Information, including the CPUC, its employees or any third-party, must enter into a nondisclosure agreement with Contractor. The CPUC agrees to require its employees to execute appropriate nondisclosure agreements prior to any contact with, or evaluation of Contractor's Confidential Information.

         6.7 The CPUC agrees that, without the prior written consent of Contractor, it will not, during the term or after termination of this Agreement, directly or indirectly, disclose to any individual, corporation, or other entity, or use for its own or such other's benefit, any of Contractor's Confidential Information, whether reduced to written or other tangible form, which:

                  6.7.1 Is not generally known to the public or in the industry;

                  6.7.2 Has been treated by Contractor or any of its subsidiaries as confidential or proprietary; and

                  6.7.3 Is of a competitive advantage to Contractor or any of its subsidiaries and in the confidentiality of which Contractor or any of its subsidiaries has a legally protectable interest.

         6.8 Contractor's Confidential Information that becomes generally known to the public or in the industry, or, in the confidentiality of which, Contractor and its subsidiaries cease to have a legally protectable interest, shall cease to be subject to the restrictions of this Section 6.

7.       COMMERCIAL TERMS

         7.1      Payment

                  No payment shall be made under this Agreement until the CPUC has received a signed Agreement from the Contractor and approval has been obtained from the Commission's Executive Director or designee. The CPUC shall pay to Contractor, as full compensation for completing the Work, the prices set forth in EXHIBIT A in accordance with the payment provisions set forth below in subsections 7.2 through 7.4.

         7.2      Summary of Charges

                  7.2.1 Marketing/Advertising Charge. The CPUC shall pay to Contractor a per-unit Marketing/Advertising Charge for the number of units collected pursuant to this Agreement at the price or prices set forth in Section
                           8.3 below and shown in EXHIBIT A.

                  7.2.2 Customer Incentive Charge. The CPUC shall pay to Contractor a per-unit Customer Incentive Charge as set forth in Section 4.7.1 and shown in EXHIBIT A.

                  7.2.3 Basic Recycling Charge. The CPUC shall pay to Contractor a per-unit Basic Recycling Charge for the number of Appliances collected pursuant to this Agreement at the price or prices shown in EXHIBIT A. The Basic Recycling Charge covers the scope of work described in Section 4, excluding marketing/advertising, incentive purchasing, CFC-11 recovery, and financing services.

                  7.2.4 CFC-11 Recovery Charge. The CPUC shall pay to Contractor a per-unit CFC-11 Recovery Charge for the number of refrigerators and freezers collected pursuant to this Agreement at the price or prices shown in EXHIBIT A.

                  7.2.5 Other Charges. All other costs for services shall be negotiated between the parties and implemented by an amendment to the Agreement.

                  7.2.5 Transportation Fuel Adjustment. The parties agree that Contractor shall be entitled to a per-unit price adjustment, as set forth in the following table, should diesel fuel costs, as measured by the U.S. Department of Energy, Energy Information Agency's PADDS index for California, exceed certain benchmark prices during the term of this Agreement.

                  ADDITIONAL PRICE PER UNIT, IF THE PRICE PER GALLON EXCEEDS

                  $1.00 per unit             $2.00 per gallon

                   1.50 per unit              2.50 per gallon

                   2.00 per unit              3.00 per gallon

         The per-unit price adjustment shall be reflected on all succeeding invoices until said prices for diesel fuel in California, as reported by the DOE PADD5 Index, drop below the established per-gallon benchmarks shown in the table in this Section.

                  7.2.6 Incentive Cost. The CPUC shall pay to Contractor Incentive costs as specified in Section 7.4 below.

         7.3      Pricing Charges

                  7.3.1 The per-unit Charges to be paid by the CPUC for the Contract Period shall be as set forth in EXHIBIT A.

         7.4      Pricing Incentive Costs

                  7.4.1 The CPUC shall reimburse Contractor for the cost of each Incentive payment distributed to Program Participants.

         7.5      Miscellaneous

                  Contractor agrees that any agreement it has, or in which it may enter with other entities for similar services, shall not detrimentally affect Contractor's services under this Agreement.

8.       BILLING

         8.1 Contractor shall submit a weekly invoice, in arrears, reflecting the per-unit charge for the Eligible Appliances collected, processed, and recycled, per-unit marketing/advertising costs, CFC-11 recovery services, and for the purchase of Incentives. Contractor shall apply a per-unit charge on units that have been disabled and only for the following transactions:

                  8.1.1    Collection of an Eligible Appliance.

                  8.1.2 Collection contact made for Eligible Appliance that cannot be removed due to obstruction because of size or structural barrier provided that Contractor obtains written permission from Customer to permanently disable said unit, and Contractor then permanently disables the unit.

                  8.1.3 Collection of an Eligible Appliance that could not be inspected for eligibility confirmation only with prior approval in accordance with subsection 5.3.

         8.2 Contractor shall submit a final invoice for the Contract Period in hard copy and in electronic format acceptable to the CPUC.

         8.3 Contractor shall apply a 25% per unit discount to the Basic Recycling Charge to any additional units when two or more Eligible Appliances are removed during a single collection appointment from Customer's residence. In the event that the Customer turns in a refrigerator/freezer and a room air conditioner, the discount shall be applied to the Basic Recycling Charge for the room air conditioner. Said discount shall be clearly documented and identified in Contractor's invoice.

         8.4 Contractor shall submit a weekly invoice for the purchase price of the incentive payments.

         8.5 The CPUC shall make payment (less any unsubstantiated or incorrect charge):

                  8.5.1 For Customer Incentives, within thirty days of receipt of an Invoice by the CPUC's Fiscal Office (NOTE: if checks are issued by the Controller, issuance will be within 45 days)

                  8.5.2 For Marketing/Advertising, Basic Recycling, and CFC-11 Recovery Charges, within thirty days (see note above) of receipt of an Invoice from Contractor approved by the CPUC Program Administrator.

                  8.5.3 For Incentive Financing Fees within thirty days (see note above) of receipt of an Invoice from Contractor approved by the CPUC Program Administrator.

9.       RIGHT TO AUDIT

         For a period of three years after final payment of the Agreement, unless a longer records retention period is stipulated, the CPUC, Department of General Services or Bureau of State Audits, or Authorized Representatives, shall have the right and free access, at any reasonable time during normal business hours, to examine, audit, and copy all Contractor's records and books as related to Contractor's obligations under this Agreement, including, but not limited to, verification of charges to the CPUC, as claimed by Contractor.

10.      CHANGES

         Changes to this Agreement shall be made by mutual agreement of the Parties through a written amendment to the Agreement and approved by the Executive Director or designee. The amendment shall hereby be incorporated into the original Agreement.

11.      PERMITS, CODES, AND STATUTES

         11.1 Contractor shall perform the Work set forth in this Agreement in accordance with all applicable federal, state, and local laws, rules, and/or ordinances. Prior to performance of any services, Contractor shall, at its own cost, have obtained, and shall have required all Subcontractors to obtain, all licenses and permits required by law, rule, regulation, and ordinance, or any of them, to engage in the activities required in connection with this transaction. Contractor also represents and warrants that, to the best of its knowledge, based upon reasonable and prudent inquiry, any storage site and any disposal facility to which the Hazardous Materials may be moved are in compliance with any and all federal, state and local laws and regulations pertaining thereto and that such storage sites and disposal facilities are suitable and may lawfully receive and/or dispose of the Hazardous materials.

         11.2 Contractor shall comply with all applicable local, state, and federal safety and health laws in effect an the date of this Agreement, including, but not limited to, EPA, California EPA, RCRA, the Occupational Safety and Health Act of 1970 (OSHA), and all standards, rules, regulations, and orders issued pursuant to such local, state, and federal safety and health laws. Should any such law, rule, or regulation be enacted or promulgated subsequent to the date of this Agreement, which renders Contractor's performance impractical, Contractor and the CPUC shall, in good faith, negotiate an amendment to this Agreement reasonably compensating Contractor for its additional costs.

12.      WARRANTY

         12.1 Contractor warrants to the CPUC that the Work shall be performed in a competent manner, in accordance with this Agreement, and that the acceptance, handling, storage, recycling, and disposal of the Appliances and the Hazardous Materials shall be in accordance with (i) the requirements of this Agreement and (ii) the applicable local, state, and federal laws and regulations in effect at the time of the work performed.

13.      TITLE

         13.1 Title to the Hazardous Materials shall pass to Contractor when Contractor collects Eligible Appliances from customers.

         13.2     Title of collected Appliances shall pass to Contractor.

14.      INSURANCE

         14.1 Without limiting Contractor's liability to the CPUC, including the requirements of Section 15, Indemnity, Contractor shall maintain for the work, and shall require that each Subcontractor of the first tier maintain, at all times during the work and at its own expense, valid and collectible insurance as described below. This insurance shall not be terminated, expire, not be materially altered, except on thirty days prior written notice to the CPUC. Contractor shall furnish the CPUC with certificates of insurance and forms acceptable to the CPUC and shall require each Subcontractor of the first tier to furnish Contractor with certificates of insurance, as evidence that policies do provide the required coverage and limits of insurance listed below. Such certificates shall be furnished to the CPUC's Project Manager by Contractor upon receipt of the Purchase Order, and by Subcontractor for the first tier upon receipt of its subcontract, but in any event prior to start of its portion of the Work. Any other insurance carried by the CPUC, its officers, agents, and employees, which may be applicable, shall be deemed to be excess insurance, and Contractor's insurance shall be deemed primary for all purposes notwithstanding any conflicting provision in Contractor's policies to the contrary.

                  (i) Workers' Compensation Insurance with statutory limits, as required by the state in which the Work is performed, and Employer's Liability Insurance with limits of not less than $5,000,000. Carriers furnishing such insurance shall be required to waive all rights of subrogation against the CPUC, its officers, agents, employees, and other contractors and subcontractors.

                  (ii) Comprehensive Bodily Injury and Property Damage Liability Insurance, including owners, and contractors' protective liability, product/completed operations liability, contractual liability, and coverage for liability incurred as a result of sudden and accidental discharge, dispersal, release or escape of polluting materials, (excluding automobile) with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall:
                           (a) acknowledge the CPUC, its officers, agents, and employees, and additional insureds; (b) be primary for all purposes; and (c) contain standard cross-liability provisions.

                  (iii) Automobile Bodily Injury and Property Damage Liability Insurance with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall cover liability arising out of the use by Contractor and Subcontractors of owned, non owned and hired automobiles in the performance of the Work. As used herein, the term "automobile" means vehicles licensed or required to be licensed under the Vehicle Code of the state in which the Work is performed. Such insurance shall acknowledge the CPUC as an additional insured and be primary for all purposes.

                  (iv) Environmental Impairment Expense Insurance with a combined single limit of not less than $5,000,000 for each occurrence and overall limits of $10,000,000. Such insurance shall provide coverage for necessary costs or expense of removing, cleaning-up, transporting, nullifying, and rendering ineffective, or any of them, any substance which has caused environmental impairment and such insurance shall contain no exclusions for non-sudden and/or non-accidental discharge, release or escape of polluting materials. Such insurance shall acknowledge the CPUC as an additional insured and be primary for all purposes.

                           Contractor shall report immediately to the CPUC and confirm in writing any injury, loss, or damage incurred by Contractor or Subcontractors in excess of $500.00, or its receipt of notice of any claim by a third party in excess of $500.00, or any occurrence that might give rise to such claim.

                           If Contractor fails to comply with any of the provisions of this Section 14, Contractor shall, at its own cost, defend, indemnify, and hold harmless the CPUC, its officers, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, or any of them, resulting from the death or injury to any person or damage to any property to the extent that the CPUC would have been protected had Contractor complied with all of the provisions of this Section.

15.      INDEMNITY

         15.1 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless the CPUC, its officers, directors, employees, agents, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, suits, demands, actions, causes of action, costs, expenses, including attorney's fees and expenses, or any of them resulting from the death or injury to any person or damage to or destruction of any property caused by Contractor, Subcontractors, and employees, officers and agents of either Contractor or Subcontractors, or any of them, and arising out of or attributable to the performance or nonperformance of Contractor's obligations under this Agreement and including, without limitation, failure to comply fully with every federal, state, or local law, statute, regulation, rule, ordinance, or government directive which directly or indirectly regulates or affects the handling, storage, recycling, or disposal of the Hazardous Materials to be managed by Contractor hereunder. In all cases of death or injury to employees, officers or agents of either Contractor or Subcontractors, whether or not caused by Contractor, the CPUC shall be indemnified by Contractor for any and all liability except to the extent such death or injury results from the negligence of the CPUC.

         15.2 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless the CPUC, its officers, directors, employees, and agents, assigns, and successors in interest, from and against any and all liability imposed upon, or to he imposed upon the CPUC, under any law imposing liability for the environmental clean-up of the Hazardous Materials at any location (other than the CPUC's property) where the Hazardous Materials have been placed, stored or disposed of in the performance or nonperformance of Contractor's obligations under this Agreement, or any other site to which the Hazardous Materials have migrated.

         15.3 The indemnities set forth in this Section 15 shall not be limited by the insurance requirements set forth in Section 14.

16.      TERM AND TERMINATION

         16.1 This Agreement shall commence on June 1, 2001 and shall continue in effect until May 31, 2002, or until Contractor has picked up all units scheduled prior to May 31, 2002, whichever is later. This Agreement may be extended, by an Amendment to this Agreement signed by the Parties and approved by the Executive Director or designee.

         16.2 Contractor shall notify the CPUC Project Manager in writing when a total of 80% of the funds budgeted for the Contractor's Program services have been invoiced to the CPUC for payment.

         16.3     In the event of termination pursuant to this Section 16 or
                  Section 19, Contractor and the CPUC shall work cooperatively to facilitate the termination of the Program.

         16.4 Each Party shall immediately provide at no cost to the other any testimony, or any communications with the CPUC, or any board, division, committee or member thereof, which could reasonably be anticipated to affect the Program or which addresses it in any manner.

17.      WRITTEN NOTICES

         Any written notice, demand or request required or authorized in connection with this Agreement, shall be deemed properly given if delivered in person or sent by facsimile, nationally recognized overnight courier, or first class mail, postage prepaid, to the address specified below, or to another address specified in writing by the CPUC as follows:

                  CPUC:        The California Public Utilities Commission
                               Attention: Stephen Hall, Project Manager
                               Energy Division, Appliance Retirement Program 505 Van Ness Avenue, 4th Floor
                               San Francisco, CA 94102
                               (415) 703-1975 telephone
                               (415) 703-2200 facsimile

                  CONTRACTOR:  Appliance Recycling Centers of America, Inc.
                               Attention: Jack Cameron, President
                               7400 Excelsior Boulevard
                               Minneapolis, MN 55426
                               (952) 612-1717 telephone
                               (952) 612-1801 facsimile

         17.1 Notices shall be deemed received (a) if personally or hand-delivered, upon the date of delivery to the address of the person to receive such notice if delivered before 5:00 p.m., or otherwise on the Business Day following personal delivery; (b) if mailed, three Business Days after the date the notice is postmarked; (c) if by facsimile, upon electronic confirmation of transmission, followed by telephone notification of transmission by the noticing Party; or (d) if by overnight courier: on the Business Day following delivery to the overnight courier within the time limits set by that courier for next-day delivery.

18.      SUBCONTRACTS

         18.1 Contractor shall contractually require each Subcontractor of the first tier providing service in connection with the Work to be bound by general terms and conditions protecting the CPUC that are equivalent to the terms and conditions of this Agreement.

         18.2 Contractor shall, at all times, be responsible for the work, and acts and omissions, of Subcontractors and persons directly or indirectly employed by them for services in connection with the Work. The Purchase Order and this Agreement shall not constitute a contractual relationship between any Subcontractor and the CPUC nor any obligation for payment to any Subcontractor.

19.      NON-WAIVER

         None of the provisions of the Agreement shall be considered waived by either Party unless such waiver is specifically stated in writing.

20.      ASSIGNMENT

         The CPUC may be required to assign its rights, duties and obligations under this Agreement. Contractor hereby consents to such assignment. Other than the CPUC's assignment to another administrator, neither Party shall delegate or assign this Agreement or any part or interest thereof, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect.

21.      FORCE MAJEURE

         Failure of Contractor to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, earthquakes, fires, floods, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including, without limitation, any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the Contractor.

22.      GOVERNING LAW

         The contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California. Any action brought to enforce or interpret this Agreement shall be filed in San Francisco County, California.

23.      SECTION HEADINGS

         Section headings appearing in this Agreement are for convenience only and shall not be construed as interpretations of text.

24.      SURVIVAL

         Notwithstanding completion or termination of the Work, of this Agreement or any amendment to the Agreement, the Parties shall continue to be bound by the provisions of this Agreement and any Amendment to this Agreement which by their nature shall survive such completion or termination. Such provisions shall include, but not be limited to, Contractor's indemnity protecting the CPUC from any liability for environmental clean up as provided in Section 16 of this Agreement.

25.      NONRELIANCE

         Neither Party has relied upon any representation, warranty, projection, estimate or other communication from the other not specifically so identified in this Agreement.

26.      COOPERATION

         Each Party agrees to cooperate with the other Party in whatever manner reasonably required to facilitate the successful completion of the Agreement.

27.      ENTIRE AGREEMENT

         This Agreement contains the entire agreement and understanding between the Parties and merges and supersedes all prior representations and discussions pertaining to the Agreement, including Contractor's proposal. Any changes, exceptions, or different terms and conditions proposed by Contractor are hereby rejected unless express y stated in this Agreement.

28.      NON DISCRIMINATION CLAUSE

         During the performance of this Agreement, contractor and its subcontractors shall not unlawfully discriminate, harass, or allow harassment against any employee or applicant for employment because of sex, race, color ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical condition (cancer). Age (over age 40), martial status, and denial of family care leave. Contractor and subcontractors shall comply with provisions of the Fair Employment and Housing Act (GC Section 12990, a-D and the applicable regulations promulgated under CA Code of Regulations, Title 2 Section 7285 et seq hereby incorporated by reference in this Agreement.

29.      CERTIFICATION CLAUSE

         The Contractor Certification Clauses contained in document CCC201 are hereby incorporated by reference and made part of this Agreement by this reference.

30.      CHILD SUPPORT COMPLIANCE ACT

         For any Agreement in excess of $100,000, the Contractor acknowledges in accordance with, that:

         a. The contractor recognizes the importance of child and family support obligation and shall fully comply with all applicable state and federal laws relating to child and family support enforcement, including but not limited to, disclosure of information and compliance earning assignment orders as provided in Chapter 8 (commencing with Section 5200) of Part 5 of division 9 of the Family Code and
         b. The contractor, to the best of its knowledge is fully complying with earnings assignment orders of all employees and is providing the names of all new employees to the New hire Registry maintained by the CA Employment Development Department.

31.      UNION ORGANIZING

         For all contracts, except fixed price contracts of $50,000 or less, the Contractor acknowledges that by signing this Agreement the applicability of Government Code Section 16645 through Section 16649 to this Agreement and agrees to abide by the sections.

32.      SETTLEMENT OF DISPUTES

         In the event of a dispute, the contractor shall file a "Notice of Dispute" with the CPUC's Executive director or designee within 10 days of discovery of the problem. Within 10 days, the Executive Director or designee shall meet with the Contractor and Project Manager for purposes of resolving the dispute. The decision of the Executive Director or designee shall be final.

33.      MEDIA RELATIONS

         The Contractor and the Commission recognize that the programs funded by this Agreement benefit from advertisements, press coverage and other publicity designed to increase public awareness of energy efficiency programs, and in particular, the ones funded by this Agreement. The Contractor may publicize the programs funded by this Agreement through advertisements and other means of promoting public awareness, and may publicly discuss the programs that are funded by this Agreement, including with the press and/or other media, but shall not comment publicly on the Commission's policy regarding the terms of this Agreement or the administration of this Agreement, unless such comments are at a legislative hearing or in response to questions from the Commission.

34.      TERMINATION-BANKRUPTCY

         In the event (i) a bankruptcy case is or a liquidation or insolvency proceeding is commenced by or against the Contractor, (ii) a custodian, receiver, trustee or other officer with similar powers is appointed with respect to the Contractor or a substantial part of its property,
         (iii) the Contractor makes an assignment for the benefit of its creditors or (iv) the Contractor is finally adjudicated insolvent or to be liquidated, the State may terminate this Contract by giving ten days' notice in writing to the Contractor

35.      TERMINATION

         This project may be terminated for any reason set forth below.

                  A.       With Cause
                           In the event of any breach by the Contractor of the conditions set forth in this Agreement, the Commission may, without prejudice to any of its legal remedies, terminate this Agreement for cause upon ten
                           (10) days written notice to Contractor. The
                           Commission agrees that prior to giving notice of its intent to terminate the contract for cause, it will notify the contractor of the problem and attempt to resolve the problem informally. In the event of such termination the State may proceed with the work in any reasonable manner deemed proper by the State. All appropriate and reasonable costs to the State shall be deducted from any sum due the Contractor under this Agreement and the balance, if any, shall be paid to the Contractor upon demand.

                  B.       Without Cause
                           The Commission or the Contractor may, at its option, terminate this Agreement without cause in whole or in part, upon giving thirty (30) days advance notice in writing to the non-terminating party. If the Commission terminates this Agreement, the Contractor agrees to use all reasonable efforts to mitigate the Contractor's expenses and obligations hereunder after receipt of a valid notice of termination. Also in such event, the Commission shall pay the Contractor for all satisfactory services rendered and expenses incurred prior to such notice of termination which could not by reasonable efforts of the Contractor have been avoided, but not in excess of the maximum payable under this Agreement.

36.      CONFLICT OF INTEREST

         Contractor agrees to refrain from entering into any relationship that could result in a conflict of interest in the performance of this Agreement; and to notify the CPUC's Project Manager promptly of any potential conflict of interest, including subcontractors. The CPUC may exercise its option to terminate this Agreement if a conflict is found.

37.      COUNTERPARTS

         For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.


APPLIANCE RECYCLING                     CALIFORNIA PUBIC UTILITIES
CENTERS OF AMERICA, INC.                COMMISSION

By:                                     By:
Its:                                    Its:
Date:                                   Date: